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                                                                    Exhibit 99.1


HORIZON BANCORP LOGO


515 Franklin Square, Michigan City, Indiana

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: April 23, 2004

FOR IMMEDIATE RELEASE

                HORIZON BANCORP ANNOUNCES FIRST QUARTER EARNINGS

Michigan City, Indiana, (April 23, 2004) - Horizon Bancorp today announced unaudited financial results for the quarter ended March 31, 2004. Net income was $1.517 million or $.49 per fully diluted share. This compares to net income of $1.724 million or $.56 per fully diluted share for the same quarter of the prior year. This represents a 12% decrease from the first quarter of the prior year. Craig M. Dwight, Chief Executive Officer stated, "I am pleased with our first quarter results, particularly the growth in commercial and consumer lending, which accounted for 25% of the total loan growth. This growth will offset the cyclical decline in mortgage refinance activity. Refinance activity was very slow during the first quarter compared to last year."

Net interest income for the quarter ended March 31, 2004 was $5.589 million, a decrease of $296 thousand or 5% from the same period of the prior year. This decrease was the result of a decrease in net interest margin from 3.59% for the first quarter of 2003 to 3.22% for the first quarter of 2004. This decline was the result of a shift of earning assets from mortgage warehouse loans to the investment portfolio. The investment portfolio averaged $235 million during the first quarter of 2004 compared to $125 million during the same quarter of the prior year. This growth was made possible by a decline in mortgage warehouse loans, which averaged $117 million during the first quarter of 2004 compared to $237 million for the same quarter of the prior year. The decline in mortgage warehouse loans was caused by the slow down in refinance activity. Mortgage warehouse loans carried a higher yield than the investments, which caused the compression in the net interest margin. Also effecting net interest income was the investment of $12 million in Bank Owned Life Insurance early in the first quarter. The income from this investment is treated as non-interest income.

Non-interest income decreased $94 thousand or 3% from the first quarter of 2003. The gain on sale of mortgage loans declined from $1.021 million in the first quarter of 2003 to $548 thousand in the first quarter of 2004, a decline of 46%. This decline also relates to the reduction in mortgage origination volume as the total loans sold during the first quarter declined from $51.4 million in 2003 to $23.1 million in 2004, a 55% decline. The gain on sale of loans did not decline the same percentage as the volume sold due to improved marketing of the loans sold. Partially offsetting the decline in gain on sale of loans is increased income from the Bank Owned Life Insurance and commission income from Horizon Insurance Services.

                                    - MORE -


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Pg. 2 Cont.  Horizon First Quarter Earnings

Non-interest expense increased $253 thousand or 4% from the first quarter of 2003. The majority of the increase relates to staffing and facility expense for new offices opened since the first quarter of 2003.

At March 31, 2004, Horizon's total assets were $823 million compared to $757 million at December 31, 2003. Total net loans were $514 million at March 31, 2004 compared to $441 million at December 31, 2003. All lending categories showed strong growth during the quarter. Commercial loans increased $10 million, primarily in commercial real estate and commercial term loans with new customer relationships. Mortgage loans grew $11 million, primarily in the adjustable rate product. Consumer loans grew $9 million, with growth coming in both indirect and home equity loans. Mortgage warehouse loans grew $47 million late in the quarter as refinance activity picked up in March.

Horizon's allowance for loan losses at March 31, 2004 was $6.95 million, or 1.33% of gross loans, compared to $6.90 million or 1.54% at December 31, 2003. Non-performing assets at March 31, 2004 were $1.5 million, or 0.29% of gross loans, compared to $1.9 million, or 0.42% of gross loans at December 31, 2003.

Total deposits were $575 million at March 31, 2004 compared to $546 million at December 31, 2003. The growth came primarily in consumer money market accounts. Core deposits increased to $429.2 million at March 31, 2004, from $395.8 million at December 31, 2003.

Book value per common share at March 31, 2004 was $16.40 compared to $15.48 at December 31, 2003. The increase in stockholders' equity during the three months ended March 31, 2004 is the result of net income, net of dividends declared, proceeds from stock options exercised and an increase in the market value of investment securities available for sale.

Horizon Bancorp is a locally owned, independent, bank holding company serving the Northwestern Indiana/Southwestern Michigan area. It offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Contact:     Horizon Bancorp
                      James H. Foglesong
                      Chief Financial Officer
                      (219) 873 - 2608
                      Fax: (219) 874 - 9280

                                      # # #


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                                 HORIZON BANCORP

                 (in thousands except per share data and ratios)

                                                                 At                     At
                                                              March 31,            December 31,
                                                                2004                   2003
                                                              ---------            ------------
SELECTED FINANCIAL DATA:

Total assets                                                  $ 823,497              $ 757,071
Cash and cash equivalents                                        15,106                 45,464

Investment securities available for sale                        238,412                215,695

Loans held for sale                                               3,387                  8,213
Loans, net                                                      514,264                440,809
Deposits                                                        575,164                546,168
Total borrowings                                                193,385                158,212
Total equity                                                     49,111                 46,223

CAPITAL RATIOS (BANK ONLY):
  Total capital to risk weighted assets                          13.80%                 15.22%
  Tier 1 capital to risk weighted assets                         12.54%                 13.97%
  Tier 1 capital to average assets                                7.89%                  7.90%

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans                              0.29%                  0.42%
  Allowance for loan losses to nonperforming loans              453.42%                367.11%
  Allowance for loan losses to total loans                        1.33%                  1.54%

                                                                     Three Months
                                                                    Ended March 31,
                                                              ---------------------------------
                                                                 2004                  2003
                                                              ---------            ------------
SELECTED OPERATING DATA:

Total interest income                                          $  9,818              $  10,175
Total interest expense                                            4,229                  4,290
                                                               --------              ---------
Net interest income                                               5,589                  5,885
Provision for loan losses                                           246                    375
                                                               --------              ---------
Net interest income after provision for loan losses               5,343                  5,510
                                                               --------              ---------
Noninterest income:
  Service charges on deposit accounts                               756                    724
  Fiduciary activities                                              638                    556
  Gain on sale of loans                                             548                  1,021
  Other noninterest income                                          753                    488
                                                               --------              ---------
Total noninterest income                                          2,695                  2,789
                                                               --------              ---------
Noninterest expense:
  Salaries and employee benefits                                  3,378                  3,249
  Other noninterest expense                                       2,677                  2,553
                                                               --------              ---------
Total noninterest expense                                         6,055                  5,802
                                                               --------              ---------
Net income before taxes                                           1,983                  2,497
Income tax expense                                                  466                    773
                                                               --------              ---------
Net income                                                     $  1,517              $   1,724
                                                               ========              =========
PERFORMANCE RATIOS:
Diluted earnings per share                                     $   0.49              $    0.56
Return on average equity                                         12.72%                 16.03%
Net interest margin                                               3.22%                  3.59%